Exhibit 99.2

                                        Company Statements Relating
                                       to Forward Looking Information
                                          (Filed Pursuant to Rule 175)


1.     Extract from news release issued by the Company on January 23, 1997:


     Mr. Richard Jay Kogan, President and Chief Executive Officer, commenting on the Company's earnings per share for 1997, stated that the Company expects good earnings growth in 1997, with the percentage increase for earnings per share coming in around the low to mid teens.




26039-1